Exhibit 99.1

[LOGO]

NEOSE TECHNOLOGIES, INC.

102 Witmer Road, Horsham, PA 19044  215.315.9000   fax:215.315.9100

email: info@neose.com   www.neose.com

NEOSE TECHNOLOGIES REPORTS THIRD QUARTER

FINANCIAL RESULTS

HORSHAM, PA, November 5, 2003 — Neose Technologies, Inc. (NasdaqNM: NTEC) today announced financial results for the third quarter and nine months ended September 30, 2003.

For the quarter ended September 30, 2003, the Company reported a net loss of $10,338,000, or $0.59 per basic and diluted share, compared to a net loss of $5,955,000, or $0.42 per basic and diluted share, for the same period in 2002. The Company reported revenues of $150,000 for the third quarter of 2003, compared to $2,187,000 for the third quarter of 2002. The decrease in revenues for the 2003 period was primarily due to completion of our activities under our Wyeth Pharmaceuticals agreement in 2002, which resulted in no revenues for the 2003 period. During the quarter ended September 30, 2003, the Company recorded a non-cash impairment charge of $1,250,000 to reduce the carrying value of an investment in convertible preferred stock to zero.

For the nine months ended September 30, 2003, the Company reported a net loss of $27,985,000, or $1.66 per basic and diluted share, compared to a net loss of $20,040,000, or $1.41 per basic and diluted share, for the same period in 2002. The Company reported revenues of $871,000 for the first nine months of 2003, compared to $4,519,000 for the same period in 2002. The decrease in revenues for the 2003 period was primarily due to completion of our activities under our Wyeth Pharmaceuticals agreement in 2002, which resulted in no revenues for the 2003 period, and the completion of our activities under our Wyeth Nutrition agreement during the second quarter of 2003, which resulted in lower revenues during the 2003 period than in the 2002 period.

In September 2003, the Company sold 2,655,557 shares of common stock at $9.00 per share in a registered offering, generating gross proceeds of $23,900,000. Also in September 2003, the Company borrowed $831,000 to finance previously purchased equipment. The Company ended the third quarter with $56,166,000 in cash, cash equivalents, and marketable securities.

Operating expenses for the nine months ended September 30, 2003 were $27,688,000, compared to $25,664,000 for the same period in 2002. Research and development expenses for the nine months ended September 30, 2003 increased to $19,031,000 from $16,259,000 in

NEOSE TECHNOLOGIES, INC.	Page 2

the comparable 2002 period. Research and development expenses for the 2002 period included severance expense of $2,295,000, of which $1,608,000 was a non-cash charge related to an agreement entered into with one of the Company’s former executive officers. More than offsetting the decrease in severance expense in the 2003 period were increases related to the purchase of supplies and outside services, including preclinical studies, depreciation for improvements to the Company’s pilot manufacturing facility, and additional personnel.

The Company’s marketing, general, and administrative expenses were $8,657,000 for the nine months ended September 30, 2003 compared to $9,405,000 for the first nine months of 2002. The 2002 period included severance expense of $427,000, of which $309,000 related to an agreement entered into with one of the Company’s former executive officers. Further contributing to the decrease from 2002 to 2003 were decreases in recruiting, relocation, legal and consulting expenses.

Conference Call

The Company will host a conference call at 5:00 p.m. (EST) on November 5, 2003, to discuss the third quarter financial results and update investors on company developments. The dial-in number for domestic callers is (800) 474-8920. The dial-in number for international callers is (719) 457-2727. A replay of the call will be available for 7 days beginning approximately three hours after the call’s conclusion. The replay number for domestic callers is (888) 203-1112 using the passcode 368997. The replay number for international callers is (719) 457-0820, also using the passcode 368997. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://www.firstcallevents.com/service/ajwz392316402gf12.html

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

Neose is a biopharmaceutical company focused on the improvement of protein therapeutics using its proprietary technologies. By applying its GlycoAdvance™ and GlycoPEGylation™ technologies, Neose is developing improved versions of currently marketed therapeutics with proven efficacy. These next-generation proteins are expected to offer significant advantages over first-generation drugs that are now on the market, such as less frequent dosing and improved safety and efficacy. In addition to developing its own products or co-developing products with others, Neose expects to enter into strategic partnerships for the inclusion of its technologies into products being developed by other biotechnology and pharmaceutical companies.

NEOSE TECHNOLOGIES, INC.	Page 3

Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenue from collaborative agreements	$150	$2,187	$871	$4,519

Operating expenses:
Research and development	6,747	5,285	19,031	16,259
Marketing, general and administrative	2,456	3,197	8,657	9,405

Total operating expenses	9,203	8,482	27,688	25,664

Operating loss	(9,053)	(6,295)	(26,817)	(21,145)
Impairment of equity securities	(1,250)	—	(1,250)	—
Interest income	103	378	420	1,225
Interest expense	(138)	(38)	(338)	(120)

Net loss	$(10,338)	$(5,955)	$(27,985)	$(20,040)

Basic and diluted net loss per share	$(0.59)	$(0.42)	$(1.66)	$(1.41)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	17,437	14,310	16,828	14,238

Condensed Balance Sheets

(in thousands)

(unaudited)

Assets	September 30, 2003	December 31, 2002
Cash, cash equivalents and marketable securities	$56,166	$41,040
Restricted funds and other current assets	1,553	1,535

Total current assets	57,719	42,575
Property and equipment, net	36,312	36,508
Other assets and acquired intellectual property, net	2,948	4,009

Total assets	$96,979	$83,092

Liabilities and Stockholders’ Equity
Current liabilities	$7,828	$6,517
Other liabilities	529	330
Long-term debt and capital lease obligations	6,728	5,560

Total liabilities	15,085	12,407
Stockholders’ equity	81,894	70,685

Total liabilities and stockholders’ equity	$96,979	$83,092

NEOSE TECHNOLOGIES, INC.	Page 4

CONTACTS:

Neose Technologies,	Inc.

Robert I. Kriebel

Sr. Vice President and Chief Financial Officer

(215) 315-9000

Barbara Krauter

Manager, Investor Relations

(215) 315-9004

For more information, please visit www.neose.com.